NEWS	Exhibit 99.1

Cathie Koch
Vice President, Corporate Communications
(813) 830-5127

Bloomin’ Brands Announces Board of Directors Changes

David R. Fitzjohn Joins the Board

J. Michael Chu Resigns

TAMPA, Fla., February 10, 2014 - Bloomin’ Brands, Inc. (Nasdaq: BLMN) today announced changes to its Board of Directors. David R. Fitzjohn was appointed a director of the Company and will serve on the Compensation Committee. In addition, J. Michael Chu, a member of the Board of Directors since June 2007, has resigned his position. Both changes are effective February 10, 2014.

Fitzjohn is a Managing Director of UK-based Sahana Enterprises Ltd and Sahana Estates Ltd, privately-held real estate development, investment and restaurant industry consulting businesses, Chairman of the Board for Pizza Hut (UK) Restaurants, a 320 restaurant franchisee, and a non-executive member of the Board of Directors and Compensation Committee for Rosinter Restaurants, the largest restaurant group in Russia and the Commonwealth of Independent States. Previously, Fitzjohn served as Managing Director of Yum! Brands Europe, and has held numerous executive management positions at Burger King, as well as at retailers Grand Metropolitan and Laura Ashley.

“David’s years of experience developing restaurant concepts internationally will be a valuable asset as we continue to strengthen our international presence,” said Elizabeth Smith, Chairman of the Board and CEO of Bloomin’ Brands. “We welcome David to the Board of Directors and look forward to the insight he will provide.”

Fitzjohn earned a B.Sc. in Estate Management and a Master of Philosophy in Environmental Planning from Reading University in the United Kingdom.

J. Michael Chu, is a Co-Founder and Managing Partner of Catterton Partners, and served on the Board as Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. With Chu’s retirement, James R. Craigie, who has been a director since November 2013, will join the Nominating and Governance Committee and has been elected its Chairman.

“I have deep appreciation for Michael’s confidence in Bloomin’ Brands as we worked to strengthen our portfolio,” said Smith. “Michael’s guidance during the past seven years has been instrumental as we positioned our Company for long-term sustainable growth. He has been an invaluable partner to me, and I thank him for his leadership.”

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world.  The portfolio of five founder-inspired brands is comprised of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar and Roy’s with more than 1,500 restaurants in 48 states, Puerto Rico, Guam and 21 countries.  For more information, visit bloominbrands.com.

END